Exhibit 99.7

Billy C.K. Poon

Barrister-at-Law

Kenneth C.L. Chan Chambers,

Rm 1406, China Insurance Group Building,

141 Des Voeux Road, Central

Hong Kong

Tel: 21473300 Fax: 21473395

E-mail: billy.poon.ck@gmail.com

Date: February 14, 2025

Rainbow Capital Holdings Limited

No.710, 7/F., Wing On House,

No.71 Des Voeux Road Central,

Central Hong Kong.

Attn: The Board of Directors

Dear Sirs,

Re: Hong Kong Legal Opinion in relation to Rainbow Capital Holdings Limited

1.	I am the legal adviser to Rainbow Capital Holdings Limited, a company incorporated in the British Virgin Islands (the “Company”) and its subsidiaries established in Hong Kong regarding to the laws of Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission under the U.S. Securities Act of 1933 (as amended), and the rules and regulations promulgated thereunder (the “Rules”), relating to the initial public offering (the “Offering”) by the Company of its ordinary shares, par value US$0.0001 per share (the “Ordinary Shares”) and listing of the Company’s Ordinary Shares on the Nasdaq Capital Market (the “Nasdaq”). I am a qualified lawyer of Hong Kong and as such qualified to issue this opinion on the laws and regulations of Hong Kong effective as of the date hereof. I have been requested to provided my opinion on the matter set forth below (the “Engagement”).

Applicable law

2.	This opinion is confined solely to Hong Kong laws as applied by the Hong Kong courts as at the date of this opinion. Accordingly, I express no opinion with regard to any system of law other than Hong Kong laws as at the date hereof as currently applied by the Hong Kong courts. This opinion is to be construed in accordance with Hong Kong laws. In this opinion, Hong Kong law means Hong Kong domestic law only and not its conflict of law rules. I do not undertake to advise you of any change in facts or law relevant to this opinion or the opinions expressed herein after the date hereof.

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Assumptions

3.	For the purpose of giving this opinion, I have examined the documents provided by the Company and Rainbow Capital (HK) Limited (the “HK Subsidiary”) and obtained other relevant documents as I deemed necessary or advisable for the purpose of rendering this opinion. Where certain facts were not independently established and verified by me, I have relied upon statements issued or made by, among others, appropriate representatives of the Company or the HK Subsidiary.

4.	Furthermore, I made due inquiries as to other facts and questions of law as I deem necessary when rendering this opinion.

5.	Company searches provided to me with the Companies Registry are limited in respect to the information it produces. Also, the company searches do not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file.

6.	In rendering this opinion, I have, without any further enquiry or independent verifications, made the following assumptions (the “Assumptions”):

(i)	All signatures, seals and chops are genuine, each signature on behalf of a party thereto is that of a person duly authorized by such party to execute the same, all documents (the “Documents”) submitted to me in relation to the Engagement as originals are authentic, and all documents submitted to me as certified or photostatic copies conform to the originals;

(ii)	Each of the parties (other than the Company’s subsidiaries established in Hong Kong) to the Documents, (a) if a legal person or other entity, is duly organized and is validly existing in good standing under the laws of its jurisdiction of organization and/or incorporation; or (b) if an individual, has full capacity for civil conduct; each of them, has full power and authority to execute, deliver and perform its/her/his obligations under such documents to which it is a party in accordance with the laws of its jurisdiction of organization or incorporation or the laws that it/she/he is subject to;

(iii)	The Documents remain in full force and effect on the date of this opinion and have not been revoked, amended or supplemented, and no amendments, revisions, supplements, modifications or other changes have been made, and no revocation or termination has occurred, with respect to any of such Documents after they were submitted to me for the purposes of this legal opinion;

(iv)	The accuracy and completeness of all factual representations, whether via oral or written instructions, provided by the Company to me;

(v)	The information disclosed by the company searches referred to above is accurate and complete as at the time of this opinion and conforms to records maintained by the Company and the companies involved. The search would not fail to disclose any information which had been filed with or delivered to the Companies Registry but had not been processed at the time when the search was conducted;

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(vi)	The laws of jurisdictions other than Hong Kong which may be applicable to the execution, delivery, performance or enforcement of the Documents are complied with;

(vii)	The instructions and information provided by the Company to me are true and accurate to my best knowledge and belief; and

(viii)	There has been no change in the information contained in the latest records of the Company and the companies involved under the Companies Registry made up to the issuance of this opinion.

Opinions

7.	Subject to the Assumptions and the Qualifications (as defined below), I am of the opinion that:

(i)	The HK Subsidiary established in Hong Kong is validly existing and in good standing under the laws of Hong Kong. The HK Subsidiary is operating its business legally and has fully complied with the laws of Hong Kong and is not facing any material legal proceedings or any material legal, governmental, arbitrative proceedings, actions, decisions, demands or orders before any competent court, government agency or arbitration body in Hong Kong.

(ii)	The HK Subsidiary’s licences granted by the Securities and Futures Commissions of Hong Kong (the “SFC”) to undertake Type 6 (advising on corporate finance) and Type 1 (dealing in securities) regulated activities on January 3, 2020 and April 20, 2021 are validly existing and in good standing under the laws of Hong Kong.

(iii)	Hong Kong Courts may recognize and enforce judgments in civil and commercial matters by the Courts in the mainland via the Mainland Judgments (Reciprocal Enforcement) Ordinance (Cap. 597) provided certain statutory requirements are satisfied. Hong Kong Courts may also recognize and enforce judgments from courts in other jurisdictions in accordance with the Foreign Judgments (Reciprocal Enforcement) Ordinance (Cap. 319) (“FJREO”), the Foreign Judgments (Restriction on Recognition and Enforcement) Ordinance (Cap. 46) and the common law principles. It is to be noted that probate and bankruptcy matters in relation to matrimonial matters would not fall within the scope that the FJREO would cover.

(iv)	The statements set forth in the Registration Statement under the captions “Risk Factors”, “Regulations”, and “Enforceability of Civil Liabilities”, in each case insofar as such statements purport to describe or summarize the Hong Kong legal matters stated therein as at the date hereof, are true and accurate in all material respects, and fairly present and summarize in all material respects the Hong Kong legal matters stated therein as at the date hereof; and

(v)	The statements set forth in the Registration Statement under the caption “Taxation” and “Legal Matters” are true and accurate in all material respects and that such statements constitute my opinion.

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Qualifications

8.	The opinion expressed above is subject to the following qualifications (the “Qualifications”):

(i)	The opinion is limited to the laws of Hong Kong of general application on the date hereof. I have made no investigation of, and do not express or imply any views on, the laws of any jurisdiction other than Hong Kong. Accordingly, I express or imply no opinion directly or indirectly on the laws of any jurisdiction other than Hong Kong;

(ii)	The laws of Hong Kong referred to herein are laws and regulations publicly available and currently in force on the date hereof and there is no guarantee that any of such laws and regulations, or the interpretation or enforcement thereof, will not be changed, amended or revoked in the future with or without retrospective effect;

(iii)	The opinion is subject to the effects of (a) certain legal or statutory principles affecting the enforceability of contractual rights generally under the concepts of public interest, social ethics, national security, good faith, fair dealing, and applicable statutes of limitation; (b) any circumstance in connection with formulation, execution or performance of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, coercionary or concealing illegal intentions with a lawful form; (c) judicial discretion with respect to the availability of specific performance, injunctive relief, remedies or defenses, or calculation of damages; and (d) the discretion of any competent Hong Kong legislative, administrative or judicial bodies in exercising their authority in Hong Kong;

(iv)	This opinion is issued based on the laws of Hong Kong that are currently in effect. For matters not explicitly provided under the laws of Hong Kong, the future interpretation, implementation and application of the specific requirements under the laws of Hong Kong are subject to the final discretion of competent Hong Kong legislative, administrative and judicial authorities, and there can be no assurance that the government agencies will not ultimately take a view that is contrary to my opinion stated above;

(v)	I may rely, as to matters of fact (but not as to legal conclusions), to the extent I deem proper, on certificates and confirmations of responsible officers of the Company and public searches conducted in Hong Kong;

(vi)	This opinion is intended to be used in the context which is specifically referred to herein. It should be read as a whole and each paragraph of the opinion should not be read independently; and

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(vii)	As used in this opinion, the expression “to my best knowledge” or similar language with reference to matters of fact refers to the current actual knowledge of the solicitors of the firm who have worked on matters for the Company in connection with the Offering and the transactions contemplated thereunder. I have not undertaken any independent investigation to determine the existence or absence of any fact, and no inference as to my knowledge of the existence or absence of any fact should be drawn from my representation of the Company or the rendering of this opinion.

Consent

9.	I hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to my name in such Registration Statement. In giving such consent, I do not thereby admit that I come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ POON Chi Kin Billy
POON Chi Kin Billy

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